Filed Pursuant to Rule 433

Registration No. 333-216046

FINAL TERM SHEET

Philip Morris International Inc.

Dated April 29, 2019

2.875% Notes due 2024 3.375% Notes due 2029

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	2.875% Notes due 2024 (the “2024 Notes”) 3.375% Notes due 2029 (the “2029 Notes”)

Aggregate Principal Amount:	2024 Notes: $900,000,000 2029 Notes: $750,000,000

Maturity Date:	2024 Notes: May 1, 2024 2029 Notes: August 15, 2029

Coupon:	2024 Notes: 2.875% 2029 Notes: 3.375%

Interest Payment Dates:	2024 Notes: Semi-annually on each May 1 and November 1, commencing November 1, 2019 2029 Notes: Semi-annually on each February 15 and August 15, commencing August 15, 2019

Record Dates:	2024 Notes: April 15 and October 15 2029 Notes: February 1 and August 1

Price to Public:	2024 Notes: 99.447% of principal amount 2029 Notes: 98.667% of principal amount

Underwriting Discount:	2024 Notes: 0.300% of principal amount 2029 Notes: 0.450% of principal amount

Net Proceeds:	2024 Notes: $892,323,000 (before expenses) 2029 Notes: $736,627,500 (before expenses)

Benchmark Treasury:	2024 Notes: 2.250% due April 30, 2024 2029 Notes: 2.625% due February 15, 2029

Benchmark Treasury Price/Yield:	2024 Notes: 99-221⁄4 / 2.315% 2029 Notes: 100-26 / 2.531%

Spread to Benchmark Treasury:	2024 Notes: +68 basis points 2029 Notes: +100 basis points

Yield to Maturity:	2024 Notes: 2.995% 2029 Notes: 3.531%

Optional Redemption:

2024 Notes:

Prior to April 1, 2024: Make-whole redemption at Treasury plus 12.5 bps

On or after April 1, 2024: Redemption at par

2029 Notes:

Prior to May 15, 2029: Make-whole redemption at Treasury plus 15 bps

On or after May 15, 2029: Redemption at par

Settlement Date (T+2):	May 1, 2019

CUSIP/ISIN:	2024 Notes: CUSIP Number: 718172 CH0 ISIN Number: US718172CH08 2029 Notes: CUSIP Number: 718172 CJ6 ISIN Number: US718172CJ63

Listing:	Application will be made to list each of the 2024 Notes and the 2029 Notes on the New York Stock Exchange

Joint Book-Running Managers:

BBVA Securities Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Co-Manager:	UBS Securities LLC

Allocations:	2024 Notes	2029 Notes
BBVA Securities Inc.	$109,125,000	$90,938,000
Citigroup Global Markets Inc.	$109,125,000	$90,938,000
Goldman Sachs & Co. LLC	$109,125,000	$90,938,000
HSBC Securities (USA) Inc.	$109,125,000	$90,938,000
J.P. Morgan Securities LLC	$109,125,000	$90,938,000
Mizuho Securities USA LLC	$109,125,000	$90,938,000
SG Americas Securities, LLC	$109,125,000	$90,938,000
SMBC Nikko Securities America, Inc.	$109,125,000	$90,938,000
UBS Securities LLC	$27,000,000	$22,496,000
Total	$900,000,000	$750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll free at 1-800-422-8692, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, HSBC Securities (USA) Inc. toll free at 1-866-811-8049, J.P. Morgan Securities LLC collect at 1-212-834-4533, Mizuho Securities USA LLC toll free at 1-866-271-7403, SG Americas Securities, LLC toll free at 1-855-881-2108 and SMBC Nikko Securities America, Inc. toll free at 1-888-868-6856.